Macy’s, Inc. Reports Fourth Quarter and Fiscal Year 2018 Earnings
and Provides 2019 Guidance

•	Annual comparable sales growth of 1.7% on an owned basis; 2.0% on an owned plus licensed basis

•	Annual EPS of $3.56; annual adjusted EPS of $4.18

•	Strategic initiatives gain traction and position company for continued comparable sales growth

•	Company launches multi-year productivity program to fund reinvestment in the business; streamlines management structure

CINCINNATI--February 26, 2019-- Macy’s, Inc. (NYSE: M) today reported results for the fourth quarter and fiscal 2018 and provided annual sales and earnings guidance for fiscal 2019.

Financial Highlights

	Fourth Quarter		Full Year
(in millions)	2018	2017	2018	2017
Net sales*	$8,455	$8,672	$24,971	$24,939
Comparable sales*
Owned	0.4%		1.7%
Owned plus licensed	0.7%		2.0%
53rd week shifted calendar (owned plus licensed)	2.0%		2.4%
As reported
Net income attributable to Macy’s, Inc. shareholders	$740	$1,347	$1,108	$1,566
Earnings before interest, taxes, depreciation and amortization	$1,287	$1,483	$2,661	$2,818
Diluted earnings per share	$2.37	$4.38	$3.56	$5.10
As adjusted**
Net income attributable to Macy’s, Inc. shareholders	$850	$876	$1,301	$1,162
Earnings before interest, taxes, depreciation and amortization	$1,399	$1,667	$2,877	$3,109
Diluted earnings per share	$2.73	$2.85	$4.18	$3.79
*Net sales performance is provided on a 52-week basis in 2018 compared to a 53-week basis in 2017. Comparable sales performance is provided on a 52-week basis in both 2018 and 2017. Comparable sales adjusted for the impact of the 53rd week reflect a shift of the company’s 2017 calendar to align with 2018 on a like-for-like basis.
**As adjusted reflects the exclusion of certain items from the respective financial measures. Please see the final pages of this news release for important information regarding the nature of such excluded amounts and calculation of the company’s non-GAAP financial measures.

“2018 was an important year for Macy’s, Inc. as we changed the trajectory of the company and delivered positive comparable sales for the full year. I’m pleased with the impact of our strategic initiatives, particularly as they gained traction in the back half of the year,” said Jeff Gennette, Macy's, Inc. chairman & chief executive officer. “Looking at the fourth quarter of 2018, while we delivered positive comparable sales against what was a strong holiday season in 2017, results were lower than our expectations. We experienced another quarter of double-digit growth in digital. We also saw continued improvement in our brick and mortar trends with the Growth50 stores outperforming the fleet.”

“We know that when we listen to our customers, we win. And when we invest in our business, we grow. In 2019, we will continue with a balanced investment approach, and we are confident that Macy’s, Inc. is on the right path to deliver sustainable, profitable growth," continued Gennette.

“The North Star Strategy is working. Macy’s is heading into 2019 a stronger business than we were a year ago - with healthier stores, a growing e-commerce business and a mobile experience that is resonating with our customers. We are executing a balanced investment strategy that supports all three of these components, with investment directed towards areas we know have the highest returns,” said Gennette. “We are also a more agile and flexible organization. The steps we are announcing to further streamline our management structure will allow us to move faster, reduce costs and be more responsive to changing customer expectations. Importantly, these changes build the foundation we need to achieve meaningful enterprise productivity improvements. These actions impact colleagues who have made strong contributions to the company over the years, and I thank them for their service.”

Asset Sale Gains

Asset sale gains for the fourth quarter of 2018 totaled $278 million pre-tax, or $204 million after-tax and $0.65 per diluted share attributable to Macy’s, Inc. This compares to the fourth quarter of 2017, when asset sale gains totaled $368 million pre-tax, or $230 million after-tax and $0.75 per diluted share attributable to Macy’s, Inc.

In the fourth quarter of 2018, Macy’s, Inc. completed the sale of the former I. Magnin building in Union Square San Francisco for $250 million of cash proceeds and a gain of $178 million. Following the transaction, the Macy’s Union Square store will comprise approximately 700,000 gross square feet. Macy’s Union Square is one of the company’s flagship properties, and this transaction is part of a multi-year plan to invest in further enhancing the customer experience in the store.

Asset sale gains for fiscal 2018 totaled $389 million pre-tax, or $287 million after-tax and $0.92 per diluted share attributable to Macy’s, Inc. This compares to 2017 when asset sale gains totaled $544 million pre-tax, or $338 million after-tax and $1.10 per diluted share attributable to Macy’s, Inc.

2018 Strategic Initiatives Update

The company’s five key strategic initiatives of the North Star Strategy performed well for the year. Highlights include:

•
Loyalty: Improved benefits to Macy’s Star Rewards member loyalty program led to increased loyalty penetration with platinum members, with platinum spend up 10%. The company also launched a tender-neutral option, which added more than three million new members to the loyalty program.

•
Backstage: Opened Backstage, Macy’s on-mall, off-price business, in more than 120 new locations within Macy’s stores. For all Backstage store within a store locations, the average lift was more than 5% in the total store.

•
Store Pickup: Expanded “Buy Online Pickup in Store” (BOPS), launched “Buy Online Ship to Store” (BOSS) feature, and built "At Your Service" centers in all stores. The company maintained approximately 25% associated sales on BOPS and BOSS orders.

•	Vendor Direct: Expanded vendor direct program on macys.com, nearly doubling online SKUs.

•
Growth50: Implemented growth investment model in 50 Macy's stores, a mix of size and geography, with upgrades including facilities, fixtures, assortment and customer service. These stores outperformed the fleet for sales growth in fiscal 2018 and achieved higher customer retention and brand attachment scores.

Looking Ahead

2019 Strategic Initiatives to Drive Growth

The company will carry three of its 2018 strategic initiatives forward and add two new areas of focus in 2019:

•	Growth150: Expand growth investment strategy to another 100 stores.

•	Backstage: Add Backstage locations to 45 Macy’s stores and deliver positive comparable sales for the Backstage stores previously opened.

•	Vendor Direct: Build on the success of the 2018 launch with continued aggressive expansion of vendors and SKUs.

•	Mobile: Continue ‘mobile first’ strategy. Strategically enhance the Macy’s mobile app with new features and functions to deliver outsized growth in mobile sales.

•
Destination Businesses: Invest in areas where the company already has strong market share to drive disproportionate growth. These categories are dresses, fine jewelry, big ticket, men’s tailored, women's shoes and beauty.

The company also intends to focus on innovation both through technology and new economic models. The company will double the number of Market @ Macy’s locations, all of which will be powered by the b8ta platform. The company will also continue to expand its virtual reality furniture experience in 2019.

Funding Our Future

As part of the North Star strategy, Macy’s, Inc. is committed to increased productivity to fund investment in the business. The company has launched a comprehensive, multi-year program focused on growing its profitability rate by improving productivity across the enterprise. The program includes initiatives to improve margin through enhanced inventory planning and operations, supply chain efficiencies, pricing optimization, improved private brand sourcing and customer acquisition and retention strategies.

As an initial step in this productivity plan, the company has announced a restructuring that reduces the complexity of the upper management structure to increase the speed of decision making, reduce costs and respond to changing customer expectations. Importantly, it also allows the company to put additional resources behind three focus areas:

•	Improving supply chain efficiency;

•	Innovating and enhancing inventory management; and

•	Building a larger and healthier customer base.

In addition to the expected 2019 savings, the company anticipates that these activities will fuel the productivity plan over the next 3-5 years and contribute significantly to profitable growth.

The areas for cost reduction in 2019 have been identified and are reflected in guidance. Beginning in 2019, the company expects the restructuring actions announced today to generate annual expense savings of $100 million. For fiscal 2018, the company recorded one-time charges of approximately $80 million pre-tax for restructuring activities.

2019 Guidance

Macy's, Inc. is providing the following annual guidance for 2019.

2019 Annual Guidance
Comparable sales (owned plus licensed)	Flat to up 1%
Comparable sales (owned)	Flat to up 1%
Net sales	Approximately flat
Diluted EPS excluding settlement charges, impairment and other costs	$3.05 to $3.25
Asset sale gains	Approximately $100 million (or $0.25 per share)
Annual tax rate	23%

About Macy's, Inc.

Macy’s, Inc. is one of the nation’s premier retailers, with fiscal 2018 sales of $24.971 billion and approximately 130,000 employees, the company operates approximately 680 department stores under the nameplates Macy’s and Bloomingdale’s, and nearly 190 specialty stores that include Bloomingdale’s The Outlet, Bluemercury, Macy’s Backstage and STORY. Macy’s, Inc. operates stores in 43 states, the District of Columbia, Guam and Puerto Rico, as well as macys.com, bloomingdales.com and bluemercury.com. Bloomingdale’s stores in Dubai and Kuwait are operated by Al Tayer Group LLC under license agreements. Macy’s, Inc. has corporate offices in Cincinnati, Ohio, and New York, New York.

All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Macy’s management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed real estate and other transactions, prevailing interest rates and non-recurring charges, the effect of federal tax reform, store closings, competitive pressures from specialty stores, general merchandise stores, off-price and discount stores, manufacturers’ outlets, the Internet, mail-order catalogs and television shopping and general consumer spending levels, including the impact of the availability and level of consumer debt, the effect of weather and other factors identified in documents filed by the company with the Securities and Exchange Commission. Macy’s disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

NOTE: Additional information on Macy’s, Inc., including past news releases, is available at www.macysinc.com/pressroom. A webcast of Macy's, Inc.’s call with analysts and investors will be held today (February 26, 2019) at 9:30 a.m. ET. The webcast, along with the associated presentation, is accessible to the media and general public via the company's website at www.macysinc.com. Analysts and investors may call in on 800-281-7973, passcode 2586485. A replay of the conference call and slides can be accessed on the website or by calling 888-203-1112, passcode 2586485, about two hours after the conclusion of the call.

Macy's, Inc. is scheduled to present at the Bank of America Merrill Lynch Global Consumer & Retail Technology Conference at 8:00 a.m. ET on Tuesday, March 12, 2019, in New York City. Media and investors may access a live audio webcast of the presentations at www.macysinc.com/investors. A replay of the webcast will be available on the company's website.

Contacts:
Media – Blair Fasbender Rosenberg
646-429-6032
media@macys.com

Investors – Ryan Alleman
513-579-7780
investors@macys.com

MACY’S, INC.

Consolidated Statements of Income (Unaudited) (Note 1)
(All amounts in millions except percentages and per share figures)

	13 Weeks Ended		14 Weeks Ended
	February 2, 2019		February 3, 2018
	$	% to Net sales	$	% to Net sales

Net sales	$8,455		$8,672

Credit card revenues, net	240	2.8%	229	2.6%

Cost of sales	(5,288)	(62.5%)	(5,323)	(61.4%)

Selling, general and administrative expenses	(2,538)	(30.0%)	(2,548)	(29.3%)

Gains on sale of real estate	278	3.2%	368	4.2%

Restructuring, impairment, store closing and other costs	(97)	(1.1%)	(152)	(1.7%)

Operating income	1,050	12.4%	1,246	14.4%

Benefit plan income, net	8		15

Settlement charges	(15)		(32)

Interest expense, net	(49)		(73)

Gains (losses) on early retirement of debt	(28)		11

Income before income taxes	966		1,167

Federal, state and local income tax benefit (expense) (Note 2)	(226)		176

Net income	740		1,343

Net loss attributable to noncontrolling interest	—		4

Net income attributable to Macy's, Inc. shareholders	$740		$1,347

Basic earnings per share attributable to Macy's, Inc. shareholders	$2.40		$4.41

Diluted earnings per share attributable to Macy's, Inc. shareholders	$2.37		$4.38

Average common shares:
Basic	308.4		305.6
Diluted	311.9		307.4

End of period common shares outstanding	307.5		304.8

Supplemental Financial Measures:
Gross Margin (Note 3)	$3,167	37.5%	$3,349	38.6%
Depreciation and amortization expense	$244		$250

MACY’S, INC.

Consolidated Statements of Income (Unaudited) (Note 1)
(All amounts in millions except percentages and per share figures)

	52 weeks ended		53 weeks ended
	February 2, 2019		February 3, 2018
	$	% to Net sales	$	% to Net sales

Net sales	$24,971		$24,939

Credit card revenues, net	768	3.1%	702	2.8%

Cost of sales	(15,215)	(60.9%)	(15,181)	(60.9%)

Selling, general and administrative expenses	(9,039)	(36.2%)	(8,954)	(35.9%)

Gains on sale of real estate	389	1.5%	544	2.2%

Restructuring, impairment, store closings and other costs	(136)	(0.5%)	(186)	(0.7%)

Operating income	1,738	7.0%	1,864	7.5%

Benefit plan income, net	39		57

Settlement charges	(88)		(105)

Interest expense, net	(236)		(310)

Gains (losses) on early retirement of debt	(33)		10

Income before income taxes	1,420		1,516

Federal, state and local income tax benefit (expense) (Note 2)	(322)		39

Net income	1,098		1,555

Net loss attributable to noncontrolling interest	10		11

Net income attributable to Macy's, Inc. shareholders	$1,108		$1,566

Basic earnings per share attributable to Macy's, Inc. shareholders	$3.60		$5.13

Diluted earnings per share attributable to Macy's, Inc. shareholders	$3.56		$5.10

Average common shares:
Basic	307.7		305.4
Diluted	311.4		306.8

End of period common shares outstanding	307.5		304.8

Supplemental Financial Measures:
Gross Margin (Note 3)	$9,756	39.1%	$9,758	39.1%
Depreciation and amortization expense	$962		$991

MACY’S, INC.

Consolidated Balance Sheets (Unaudited) (Note 1)
(millions)

	February 2, 2019	February 3, 2018
ASSETS:
Current Assets:
Cash and cash equivalents	$1,162	$1,455
Receivables	400	363
Merchandise inventories	5,263	5,178
Prepaid expenses and other current assets	620	650
Total Current Assets	7,445	7,646

Property and Equipment – net	6,637	6,672
Goodwill	3,908	3,897
Other Intangible Assets – net	478	488
Other Assets	726	880

Total Assets	$19,194	$19,583

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities:
Short-term debt	$43	$22
Merchandise accounts payable	1,655	1,590
Accounts payable and accrued liabilities	3,366	3,271
Income taxes	168	296
Total Current Liabilities	5,232	5,179

Long-Term Debt	4,708	5,861
Deferred Income Taxes	1,238	1,148
Other Liabilities	1,580	1,662
Shareholders' Equity:
Macy's, Inc.	6,436	5,745
Noncontrolling interest	—	(12)
Total Shareholders' Equity	6,436	5,733

Total Liabilities and Shareholders’ Equity	$19,194	$19,583

MACY’S, INC.

Consolidated Statements of Cash Flows (Unaudited) (Note 1)
(millions)

	52 Weeks Ended	53 Weeks Ended
	February 2, 2019	February 3, 2018
Cash flows from operating activities:
Net income	$1,098	$1,555
Adjustments to reconcile net income to net cash provided by operating activities:
Restructuring, impairment, store closing and other costs	136	186
Settlement charges	88	105
Depreciation and amortization	962	991
Stock-based compensation expense	63	58
Gains on sale of real estate	(389)	(544)
Amortization of financing costs and premium on acquired debt	(15)	(45)
Changes in assets and liabilities:
(Increase) decrease in receivables	(61)	120
(Increase) decrease in merchandise inventories	(87)	221
Decrease in prepaid expenses and other current assets	21	17
Increase in merchandise accounts payable	55	162
Increase (decrease) in accounts payable, accrued liabilities and other items not separately identified	44	(186)
Decrease in current income taxes	(136)	(114)
Increase (decrease) in deferred income taxes	112	(421)
Change in other assets and liabilities not separately identified	(156)	(129)
Net cash provided by operating activities	1,735	1,976

Cash flows from investing activities:
Purchase of property and equipment	(657)	(487)
Capitalized software	(275)	(273)
Disposition of property and equipment	474	411
Other, net	2	(2)
Net cash used by investing activities	(456)	(351)

Cash flows from financing activities:
Debt repaid	(1,149)	(988)
Dividends paid	(463)	(461)
Increase (decrease) in outstanding checks	16	(15)
Acquisition of treasury stock	—	(1)
Issuance of common stock	45	6
Proceeds from noncontrolling interest	7	13
Net cash used by financing activities	(1,544)	(1,446)

Net increase (decrease) in cash, cash equivalents and restricted cash	(265)	179
Cash, cash equivalents and restricted cash beginning of period (Note 4)	1,513	1,334

Cash, cash equivalents and restricted cash end of period (Note 4)	$1,248	$1,513

MACY’S, INC.

Consolidated Financial Statements (Unaudited)

Notes:

(1)
The results for the 52 weeks ended February 2, 2019 and 53 weeks ended February 3, 2018 reflect the new accounting standards related to revenue recognition and retirement benefits. Macy's, Inc. has recast its quarterly income statements and balance sheets for 2016 and 2017 to reflect adoption of these new standards. These documents can be found on the investor relations page at www.macysinc.com.

(2)
The 14 and 53 weeks ended February 3, 2018 include the recognition of a non-cash tax benefit of $584 million, or $1.90 per diluted share attributable to Macy's, Inc., associated with the re-measurement of the company's deferred tax balances as a result of federal tax reform.

(3)	Gross margin is defined as net sales less cost of sales.

(4)
The 52 weeks ended February 2, 2019 and 53 weeks ended February 3, 2018 reflect the retrospective adoption of ASU 2016-18 (ASU 2016-18), Restricted Cash, and ASU 2016-15, Classification of Certain Cash Receipts and Cash Payments, on February 4, 2018. As a result of the adoption of ASU 2016-18, restricted cash of $86 million and $58 million have been included with cash and cash equivalents above for the 52 weeks ended February 2, 2019 and 53 weeks ended February 3, 2018, respectively. Further, certain reclassifications were made to the prior period's amounts to conform with the classifications of such amounts in the most recent period.

MACY’S, INC.

Important Information Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles ("GAAP"). However, management believes that certain non-GAAP financial measures provide users of the company's financial information with additional useful information in evaluating operating performance. Management believes that providing supplemental changes in comparable sales on an owned plus licensed basis and changes in comparable sales on an owned plus licensed basis adjusted for the 53rd week calendar shift, which includes adjusting for growth in comparable sales of departments licensed to third parties, assists in evaluating the company's ability to generate sales growth, whether through owned businesses or departments licensed to third parties, and in evaluating the impact of changes in the manner in which certain departments are operated. Earnings before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP financial measure which the company believes provides meaningful information about its operational efficiency by excluding the impact of changes in tax law and structure, debt levels and capital investment. In addition, management believes that excluding certain items from EBITDA, net income and diluted earnings per share attributable to Macy's, Inc. shareholders that are not associated with the company’s core operations and that may vary substantially in frequency and magnitude period-to-period provides useful supplemental measures that assist in evaluating the company's ability to generate earnings and to more readily compare these metrics between past and future periods.

The reconciliation of the forward-looking non-GAAP financial measure of changes in comparable sales on an owned plus licensed basis to GAAP comparable sales (i.e., on an owned basis) is in the same manner as illustrated below, except that the impact of growth in comparable sales of departments licensed to third parties is the only reconciling item. In addition, the company does not provide the most directly comparable forward-looking GAAP measure of diluted earnings per share attributable to Macy’s, Inc. shareholders excluding certain items because the timing and amount of excluded items are unreasonably difficult to fully and accurately estimate.

Non-GAAP financial measures should be viewed as supplementing, and not as an alternative or substitute for, the company's financial results prepared in accordance with GAAP. Certain of the items that may be excluded or included in non-GAAP financial measures may be significant items that could impact the company's financial position, results of operations or cash flows and should therefore be considered in assessing the company's actual and future financial condition and performance. Additionally, the amounts received by the company on account of sales of departments licensed to third parties are limited to commissions received on such sales. The methods used by the company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies.

MACY’S, INC.

Important Information Regarding Non-GAAP Financial Measures
(All amounts in millions except percentages and per share figures)

Changes in Comparable Sales

	13 Weeks Ended February 2, 2019	52 Weeks Ended February 2, 2019

Increase in comparable sales on an owned basis (Note 1)	0.4%	1.7%

Comparable sales growth impact of departments licensed to third parties (Note 2)	0.3%	0.3%

Increase in comparable sales on an owned plus licensed basis	0.7%	2.0%

Impact of 53rd Week Shifted Calendar	1.3%	0.4%

53rd Week Shifted Calendar comparable sales on an owned plus licensed basis (Note 3)	2.0%	2.4%

Notes:

(1)
Represents the period-to-period percentage change in net sales from stores in operation throughout the year presented and the immediately preceding year and all online sales, excluding commissions from departments licensed to third parties. Stores impacted by a natural disaster or undergoing significant expansion or shrinkage remain in the comparable sales calculation unless the store, or material portion of the store, is closed for a significant period of time. Definitions and calculations of comparable sales differ among companies in the retail industry.

(2)
Represents the impact of including the sales of departments licensed to third parties occurring in stores in operation throughout the year presented and the immediately preceding year and all online sales in the calculation of comparable sales. The company licenses third parties to operate certain departments in its stores and online and receives commissions from these third parties based on a percentage of their net sales. In its financial statements prepared in conformity with GAAP, the company includes these commissions (rather than sales of the departments licensed to third parties) in its net sales. The company does not, however, include any amounts in respect of licensed department sales (or any commissions earned on such sales) in its comparable sales in accordance with GAAP (i.e., on an owned basis). The amounts of commissions earned on sales of departments licensed to third parties are not material to its net sales for the periods presented.

(3)
Represents comparable sales on an owned plus licensed basis that incorporates a shift of the company's fiscal 2017 calendar to align with fiscal 2018 on a like-for-like basis as a result of the 53rd week in fiscal 2017.

MACY’S, INC.

Important Information Regarding Non-GAAP Financial Measures

Earnings before Interest, Taxes, Depreciation and Amortization, Net Income and Diluted Earnings Per Share Attributable to Macy's, Inc. Shareholders, Excluding Certain Items

Non-GAAP financial measures, excluding certain items below, are reconciled to the most directly comparable GAAP measure as follows:

•	EBITDA and adjusted EBITDA are reconciled to GAAP net income attributable to Macy’s, Inc. shareholders.

•	Adjusted net income attributable to Macy’s, Inc. shareholders is reconciled to GAAP net income attributable to Macy’s, Inc. shareholders.

•	Adjusted diluted earnings per share attributable to Macy’s, Inc. shareholders is reconciled to GAAP diluted earnings per share attributable to Macy’s, Inc.

Adjusted EBITDA

	13 Weeks Ended	14 Weeks Ended
	February 2, 2019	February 3, 2018

Net income attributable to Macy's, Inc. shareholders	$740	$1,347
Interest expense, net	49	73
Losses (gains) on early retirement of debt	28	(11)
Federal, state and local income tax expense (benefit)	226	(176)
Depreciation and amortization	244	250
EBITDA	1,287	1,483
Restructuring, impairment, store closing and other costs	97	152
Settlement charges	15	32
Adjusted EBITDA	$1,399	$1,667

	52 Weeks Ended	53 Weeks Ended
	February 2, 2019	February 3, 2018

Net income attributable to Macy's, Inc. shareholders	$1,108	$1,566
Interest expense, net	236	310
Losses (gains) on early retirement of debt	33	(10)
Federal, state and local income tax expense (benefit)	322	(39)
Depreciation and amortization	962	991
EBITDA	2,661	2,818
Restructuring, impairment, store closing and other costs (Note 1)	128	186
Settlement charges	88	105
Adjusted EBITDA	$2,877	$3,109

Note:

(1)	For the 52 weeks ended February 2, 2019, the above adjustment excludes impairment, restructuring and other costs attributable to the noncontrolling interest shareholder of $8 million.

MACY’S, INC.

Important Information Regarding Non-GAAP Financial Measures
Adjusted Net Income and Adjusted Diluted Earnings Per Share Attributable to Macy's, Inc. Shareholders

	13 Weeks Ended		14 Weeks Ended
	February 2, 2019		February 3, 2018

	Net Income Attributable to Macy's, Inc. Shareholders	Diluted Earnings Per Share	Net Income Attributable to Macy's, Inc. Shareholders	Diluted Earnings Per Share
As reported	$740	$2.37	$1,347	$4.38
Restructuring, impairment, store closing and other costs	97	0.31	152	0.50
Settlement charges	15	0.05	32	0.10
Losses (gains) on early retirement of debt	28	0.09	(11)	(0.03)
Income tax impact of certain items identified above	(30)	(0.09)	(60)	(0.20)
Deferred tax effects of federal tax reform	—	—	(584)	(1.90)
As adjusted	$850	$2.73	$876	$2.85

	52 Weeks Ended		53 Weeks Ended
	February 2, 2019		February 3, 2018

	Net Income Attributable to Macy's, Inc. Shareholders	Diluted Earnings Per Share	Net Income Attributable to Macy's, Inc. Shareholders	Diluted Earnings Per Share
As reported	$1,108	$3.56	$1,566	$5.10
Restructuring, impairment, store closing and other costs (Note 1)	128	0.41	186	0.61
Settlement charges	88	0.28	105	0.34
Losses (gains) on early retirement of debt	33	0.11	(10)	(0.03)
Income tax impact of certain items identified above	(56)	(0.18)	(101)	(0.33)
Deferred tax effects of federal tax reform	—	—	(584)	(1.90)
As adjusted	$1,301	$4.18	$1,162	$3.79

Note:

(1)	For the 52 weeks ended February 2, 2019, the above pre-tax adjustment excludes impairment, restructuring and other costs attributable to the noncontrolling interest shareholder of $8 million.